Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	David Stakun
December 16, 2009		(215) 942-8428
Technitrol to Issue $50 Million
of 7.00% Convertible Senior Notes
PHILADELPHIA—Technitrol, Inc., (NYSE: TNL) announced that it has commenced and priced an offering of $50 million aggregate principal amount of 7.00% convertible senior notes, due in 2014. The notes are being offered and sold to qualified institutional buyers who are also accredited investors in a private placement. Along with the underlying common stock, the notes are exempt from registration requirements under Section 4(2) of the Securities Act of 1933, as amended. The notes, however, will be eligible for resale under Rule 144A of the Securities Act.
The notes will carry a conversion premium of 18%. Holders of the notes may convert each $1,000 principal amount of notes at any time into 156.6465 shares of Technitrol common stock, subject to customary anti-dilution adjustments. Technitrol will satisfy any conversion of the notes with shares of Technitrol common stock.
Technitrol will use the net proceeds from the offering — estimated to be approximately $46 million — to repay a portion of its indebtedness under its existing revolving credit facility.
The notes will be general unsecured obligations of Technitrol and rank equally in right of payments with Technitrol’s existing and future senior unsecured indebtedness.
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Technitrol to Issue $50 Million of 7.00% Convertible Senior Notes — two
The offering is expected to close on or about December 22, 2009, subject to the satisfaction of various customary closing conditions. In connection with the offering of the notes, Technitrol expects to enter into an amendment to its senior secured credit facility to permit the issuance of the notes at closing.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.
Cautionary Note: This message contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially. This release should be read in conjunction with the factors set forth in Technitrol’s report on Form 10-Q for the quarter ended September 25, 2009 in Item 1a under the caption “Factors that May Affect Our Future Results (Cautionary Statements for Purposes of the ‘Safe Harbor’ Provisions of the Private Securities Litigation Reform Act of 1995).”
Copyright © 2009 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.
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